Information

LOCKHEED MARTIN CORPORATION ANNOUNCES TENDER OFFERS FOR UP TO

$850 MILLION OF ITS OUTSTANDING DEBT

BETHESDA, Maryland, October 25, 2004 – Lockheed Martin Corporation (NYSE: LMT) today announced that it is commencing cash tender offers for up to $850 million in aggregate principal amount of two of its outstanding debt issues.

“These tender offers serve to continue to strengthen Lockheed Martin’s balance sheet, reduce annual interest expense and increase financial flexibility, in line with our balanced and disciplined strategy of cash deployment,” said President and CEO Bob Stevens.

The table below indicates the debt issues included in the tender offers and related information.

CUSIP Number	Title of Security	Principal Amount Outstanding	Reference U.S. Treasury Security	Fixed Spread	Maximum Consideration per $1,000 Principal Amount
539830AJ8	7.70% Notes due 2008	$390,555,000	2.625% U.S. Treasury Note due May 2008	.37%	$1,156.17
539830AL3	8.20% Notes due 2009	$993,020,000	3.375% U.S. Treasury Note due October 2009	.45%	$1,214.38

The tender offers consist of two separate offers: an “Any and All Offer” and a “Maximum Tender Offer”, both made pursuant to an Offer to Purchase dated October 26, 2004 which contains a more comprehensive description of the terms of the tender offers.

In the Any and All Offer, Lockheed Martin is offering to purchase any and all of the approximately $391 million outstanding principal amount of its 7.70% Notes due 2008 (the “2008 Notes”).

In the Maximum Tender Offer, Lockheed Martin is offering to purchase up to the Maximum Tender Amount of its 8.20% Notes due 2009 (the “2009 Notes”). The “Maximum Tender Amount” will equal the difference between $850 million and the principal amount of the 2008 Notes purchased in the Any and All Offer. The amount of the 2009 Notes that are purchased in the Maximum Tender Offer may be prorated as set forth in the Offer to Purchase.

The Any and All Offer is scheduled to expire at 5:00 p.m., New York City time, on November 9, 2004, unless extended or earlier terminated. Holders of the 2008 Notes must validly tender and not withdraw their notes before the expiration date for the Any and All Offer to receive the full tender offer consideration or maximum consideration, as applicable.

The Maximum Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on November 24, 2004, unless extended or earlier terminated. Holders of the 2009 Notes must validly tender and not validly withdraw their Notes on or before the early tender date, which is 5:00 p.m., New York City time, on November 9, 2004, unless extended or earlier terminated, to receive the full tender offer consideration or maximum consideration, as applicable. Holders of the 2009 Notes who validly tender their 2009 Notes after the early tender date and do not validly withdraw their notes before the expiration date for the Maximum Tender Offer will receive the late tender offer consideration, which is the full tender offer consideration or maximum consideration, as applicable, minus $20 per $1,000 principal amount of notes tendered by such holder that are accepted for purchase. Holders of 2009 Notes who tender their notes on or before the early tender date may not withdraw their notes after the early tender date except 2009 Notes validly tendered on or before the early tender date may be validly withdrawn at any time on or after the applicable price determination date, which is 2:00 p.m., New York City time, on November 22, 2004, and before the maximum tender offer expiration date if the full tender offer consideration for 2009 Notes is the maximum consideration and in the limited circumstances described fully in the Offer to Purchase.

The full tender offer consideration for each $1,000 principal amount of notes tendered and accepted for payment pursuant to the tender offers will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified for the applicable notes over the yield based on the bid side price of the U.S. Treasury

Security specified on the cover page of the Offer to Purchase, as calculated by the dealer managers at 2:00 p.m., New York City time, on the second trading day before the applicable expiration date for the offers. If the full tender offer consideration for either series of notes, as calculated based on the fixed spread applicable to such series, would be greater than the maximum consideration for each series of notes as specified in the chart included in this press release, payments to holders of such validly tendered and purchased notes will be based on the maximum consideration instead of the full tender offer consideration described above. In addition to the full tender offer consideration, maximum consideration or the late tender offer consideration, as applicable, accrued and unpaid interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered notes accepted in the tender offers. The settlement dates for the Any and All Offer and the Maximum Tender Offer will follow promptly after the applicable expiration dates and currently are expected to be Wednesday, November 10, 2004, and Thursday, December 2, 2004, respectively.

Lockheed Martin expects to use available cash to fund the purchase of tendered notes accepted for purchase.

Lockheed Martin has retained J. P. Morgan Securities Inc. and Citigroup to serve as joint dealer managers, The Bank of New York to serve as depositary and Morrow & Co., Inc. to serve as information agent for the tender offers.

Requests for copies of the Offer to Purchase and requests for assistance relating to the procedures for tendering may be directed to Morrow & Co., Inc., the Information Agent, by telephone at (212) 754-8000, banks and brokers call toll-free at (800) 654-2468, or all others call toll-free at (800) 607-0088, or in writing at 445 Park Avenue, New York, New York, 10022. Request for assistance relating to the terms and conditions of the tender offers may be directed to either J. P. Morgan at 866-834-4666 or Citigroup at 800-558-3745.

Neither tender offer is conditioned upon any minimum principal amount of either series of Notes being tendered or the consummation of the other tender offer, and each tender offer may be amended, extended or terminated individually. Notwithstanding any other provision of the tender offers, Lockheed Martin’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offers is conditioned on the satisfaction or, where possible, the waiver of conditions specified in the Offer to Purchase.

This press release is not an offer to purchase or a solicitation, which may be made only pursuant to the terms of the Offer to Purchase. The offers to purchase the Notes do not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. In those jurisdictions where the securities, blue sky or other laws require the tender offers to be made by a licensed broker or dealer, the tender offers shall be deemed to be made on behalf of Lockheed Martin by the Dealer Managers or one or more registered brokers or dealer licensed under the laws of such jurisdiction.

Headquartered in Bethesda, Md., Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The Corporation reported 2003 sales of $31.8 billion.

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NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or Mike Gabaly, 301/897-6455

FORWARD-LOOKING STATEMENTS

Statements in this press release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include references to a strengthened Lockheed Martin balance sheet, reduced annual interest expense and increased financial flexibility. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to terrorist threats and improve homeland security); the impact of continued hostilities in Iraq on funding for existing defense programs; the award or termination of contracts; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; cost reduction and productivity efforts; financial market and other changes that may impact pension plan assumptions; the results of the Corporation’s announced debt tender offers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of investments, goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including, lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for defense and information technology products and services; and economic, business and political conditions domestically and internationally. In addition, holders of the 2008 Notes and 2009 Notes should review the significant consequences to holders of participating or not participating in the tender offers as described in the Offer to Purchase.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

All information in this release is as of October 25, 2004. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.

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